Exhibit 10.8

TERMINATION, ASSET TRANSFER AND TRANSITION AGREEMENT

BETWEEN

NAPO PHARMACEUTICALS, INC.

AND

GLENMARK PHARMACEUTICALS, LTD.

DATED SEPTEMBER 22, 2017

TERMINATION, ASSET TRANSFER AND TRANSITION AGREEMENT

THIS TERMINATION, ASSET TRANSFER AND TRANSITION AGREEMENT (this “Agreement”) dated as of September 22, 2017 (“Transfer Date”), is entered into between Napo Pharmaceuticals, Inc., a wholly-owned subsidiary of Jaguar Health, Inc., a Delaware corporation having its principal place of business at 201 Mission Street, Ste. 2375, San Francisco, California 94105 (“Napo”), and Glenmark Pharmaceuticals, Ltd., a company organized under the laws of the Republic of India having its principal place of business at Glenmark House, B D Sawant Marg, Chakala, Off Western Express Highway Andheri (E), Mumbai - 400099 (“Glenmark”).

RECITALS

A.                                    The Parties (as defined below) entered into that certain Collaboration Agreement dated as of July 2, 2005, as amended (the “Original Agreement”), pursuant to which Napo granted to Glenmark certain rights to develop and commercialize “Licensed Products” for certain specified human indications, in certain identified countries only, all in accordance with the terms of the Original Agreement.

B.                                    The Parties are terminating the Original Agreement and all other Prior Agreements, and are providing, among other matters, for the reversion to Napo of all rights with respect to any Licensed Products and to the Licensed IP (as defined in the Original Agreement), on the terms and conditions, and for the consideration, set forth in this Agreement.

NOW, THEREFORE, on the following terms and conditions, and for the consideration described herein, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

The following capitalized terms when used in this Agreement will have the meanings set forth below. All capitalized terms used in this Agreement, but not defined in the Recitals above or in this Article I, shall have the meanings ascribed to them in the Original Agreement.

1.1                               “Activities” has the meaning assigned to such term in the Original Agreement.

1.2                               “Affiliate” means, with respect to a Party, a Person that (directly or indirectly) controls, is controlled by, or is under common control with such Party. For purposes hereof, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person (including a Party), means (a) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person (including a Party), whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person (including a Party).

1.3                               “Agreement” means this Termination, Asset Transfer and Transition Agreement.

1.4                               “Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item.

1.5                               “Approved Drug Registration” shall mean, with respect to any particular country, all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market a Licensed Product in such country, including, where applicable, (a) pricing or reimbursement approval in such country, (b) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), (c) labeling approval, and (d) technical, medical and scientific licenses.

1.6                               “Assignment of Transferred Glenmark Patents” means the form of Assignment of Transferred Glenmark Patents attached hereto as Schedule 1.6 to be executed by Glenmark and/or its relevant Affiliates and by Napo on the Transfer Date for the Transferred Glenmark Patents.

1.7                               “Batch Records” means the executed production batch records, the master batch record(s) and the test methods for each production process run prior to the Transfer Date, whether run at a Glenmark facility, or at any Third-Party facility on behalf of Glenmark or its Affiliate.

1.8                               “cGMP” means current good manufacturing practices required by the FDA, as set forth in the applicable regulations, guidance and regulatory requirements promulgated under the U.S. Federal Food, Drug and Cosmetic Act, as amended, together with the ICH Guidelines applicable to the manufacture and testing of products.

1.9                               “Claims” shall mean any and all claims, actions, causes of action, demands, costs, grievances, duties, obligations, rights, counterclaims, debts, damages, losses, liabilities, judgments, and charges of whatever nature, whether known or unknown.

1.10                        “Confidential Information” has the meaning assigned to such term in Section 6.1.

1.11                        “Control” (including any variations such as “Controlled” and “Controlling”), in the context of intellectual property rights of a Party, shall mean that such Party or its Affiliate owns or possesses rights to intellectual property sufficient to effect the transfer or grant the applicable license, as the case may be, under this Agreement, without violating the terms of an agreement with a Third Party or requiring any payment to any Third Party in connection with or as a result of such transfer or license.

1.12                        “Crofelemer API” shall mean the active pharmaceutical ingredient described as oligomeric proanthocyanidin (OPC) of varying chain lengths with an average molecular weight of approximately 2000 daltons.

1.13                        “Dispute” has the meaning assigned to such term in Section 8.1.

1.14                        “Dollars” or “$” means the legal tender of the United States.

1.15                        “Drug Approval Application” means a New Drug Application as defined in the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, or any corresponding application in a country or jurisdiction other than the United States.

1.16                        “Drug Master File” means any drug master file filed with the FDA with respect to a Licensed Product, and any equivalent filing in other countries or regulatory jurisdictions.

1.17                        “Encumbrance” means any claim, security interest, pledge, hypothecation, mortgage, charge, escrow, option, proxy, right of first refusal, preemptive right, license, joint ownership interest, prior assignment, title retention agreement, indenture, lien, encumbrance or security agreement.

1.18                        “Excluded Assets” means, other than the Transferred Assets, all assets, property, rights and interests of Glenmark and its Affiliates.

1.19                        “FDA” shall mean the U.S. Food and Drug Administration, or any successor entity thereto performing similar functions.

1.20                        “GAAP” means United States generally accepted accounting principles, consistently applied.

1.21                        “Glenmark” has the meaning assigned to such term in the Recitals.

1.22                        “Glenmark Indemnitees” has the meaning assigned to such term in Section 7.1

1.23                        “Glenmark IP” has the meaning assigned to such term in the Original Agreement.

1.24                        “Glenmark Territory” means, with respect to both human and veterinary indications, those countries listed in Exhibit A (the AAID Specific Territory) to the Original Agreement, without regard to the field of use designation in that Exhibit.

1.25                        “Glenmark Vendors” shall mean all Third Party vendors with which Glenmark or one of its Affiliates has contracts or course-of-trade arrangements that are related to the development, manufacture, marketing or commercialization of Crofelemer API or a Licensed Product, including supply arrangements, all related quality contracts for any raw and pack materials, supplies and packaging materials therefor, market research arrangements, clinical trial agreements, licenses, purchase orders, sale orders, bids, understandings or commitments.

1.26                        “Indemnification Claim Notice” has the meaning assigned to such term in Section 7.4(a).

1.27                        “Indemnified Party” has the meaning assigned to such term in Section 7.4(a).

1.28                        “Indemnifying Party” has the meaning assigned to such term in Section 7.4(a).

1.29                        “Information” means techniques and data relating to the development, manufacture, analysis, commercialization and other exploitation of Crofelemer API, Licensed IP and/or any Licensed Product, including inventions, practices, methods (including analytical test methods), knowledge, know-how, test data, including pharmacological, toxicological, biological, chemical and physical and pre-clinical and clinical test data, analytical and quality control data, regulatory submissions, correspondence and communications, patent and legal data related thereto, information (whether or not confidential, proprietary, patented or patentable), and Manufacturing IP, in each case in written, electronic or any other form now known or hereafter developed.

1.30                        “Inventory” means all assays, reagents, chromatographic resins, excipients, crude plant latex, chromatographic resins, “Stage A” intermediates, Stage B intermediates (also referred to as Crofelemer sublots), and other raw materials required to produce Crofelemer API, and all finished Crofelemer API and packaging materials relating to the foregoing, Controlled by Glenmark or its Affiliates (regardless of where such inventory is held) as of the Transfer Date.

1.31                        “Jaguar” means Jaguar Health, Inc., the parent company of Napo, and also a licensee of certain rights from Napo, with respect to Crofelemer API.

1.32                        “Joint IP” has the meaning assigned to such term in the Original Agreement.

1.33                        “Liability” or “Liabilities” means, collectively, any indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured, direct or indirect, matured or unmatured, determined or determinable, or absolute, contingent or otherwise, including any product liability.

1.34                        “Licensed Product” has the meaning assigned to such term in the Original Agreement.

1.35                        “Losses” has the meaning assigned to such term in Section 7.1.

1.36                        “Manufacturing and Supply Agreement” shall mean that certain manufacturing and supply agreement to be entered into by Napo and Glenmark contemporaneously with the execution of this Agreement or in any event no later than within ninety (90) days after the Transfer Date.

1.37                        “Manufacturing IP” shall mean (i) all Glenmark IP and Joint IP relating in any way to the manufacturing or analysis of Crofelemer API, and to the scaling up of manufacturing of Crofelemer API (ii) the complete and current technical documentation for the manufacturing and analysis of Crofelemer API (including, specifically, process development and/or optimization documentation for both Ankleshwar and Aurangabad) and for the scaling up of manufacturing of Crofelemer API (including all assays and analytical methods listed in Schedule 1.62), and (iii) the complete, and current contact information for Glenmark Vendors, if any, who have served Glenmark as a supplier, contract manufacturer or vendor of any Crofelemer API-related materials or services for, or related to, the manufacturing or analysis of Crofelemer API, during the term of the Original Agreement.

1.38                        “Napo” has the meaning assigned to such term in the Recitals.

1.39                        “Napo Indemnitees” has the meaning assigned to such term in Section 7.1.

1.40                        “Napo Provided Equipment” means the required dedicated equipment, as set forth on Exhibit A to Schedule 4.5(a)(iii), Resin CM Sepharose and Resin LH-20 provided by Napo, at its sole cost and expense, and used in the manufacture of Crofelemer API and or any Licensed Product and located at Glenmark’s Ankleshwar manufacturing facility.

1.41                        “Original Agreement” has the meaning set forth in the Recitals.

1.42                        “Original Term” shall mean the period commencing on July 2, 2005, the effective date of the Original Agreement, and ending on the Transfer Date.

1.43                        “Party” shall mean Napo or Glenmark individually, and “Parties” shall mean Napo and Glenmark collectively.

1.44                        “Patent(s)” shall mean any patents and patent applications, together with all additions, divisions, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates and renewals of any of the foregoing.

1.45                        “Person” shall mean any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust or other entity, or any government or regulatory administrative or political subdivision or agency, department or instrumentality thereof.

1.46                        “Prior Agreements” means all prior agreements between Napo and Glenmark, including without limitation, those agreements listed on Schedule 1.46

1.47                        “Regulatory Authority” means any supra-national, federal, national, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other government entity, including the FDA, regulating or otherwise exercising authority with respect to the commercialization (including the determination of pricing/reimbursement) of Licensed Products in any country or other jurisdiction.

1.48                        “Regulatory Documentation” means (a) submissions to any Regulatory Authority, including INDs, Drug Approval Applications, Drug Master Files, correspondence with regulatory agencies (including Approved Drug Registrations and licenses, regulatory drug lists, advertising and promotion documents), period safety update reports, adverse event files, complaint files and manufacturing records and, if applicable, any updates or supplements to any of the foregoing, (b) any minutes or contact logs, with respect to any telephone conferences conducted with any Regulatory Authority relating to the subject matter described in clause (a) of this sentence, and (c) materials in the working regulatory and clinical files of Glenmark pertaining to the conduct of annual reviews and required reports to the FDA that have yet to be filed, in each case ((a), (b), and (c)) to the extent relating to the Licensed IP or Licensed Products, including all items identified on the roster to be created pursuant to Section 3.1(b).

1.49                        “Taxes” means all taxes of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all federal, state, local or foreign net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, transfer, gains, windfall profits, net worth, asset, transaction and other taxes, and any interest, penalties or additions to tax with respect thereto, imposed upon any Person by any Taxing Authority or other governmental authority under Applicable Laws.

1.50                        “Taxing Authority” means any federal, national, supranational, state, provincial, local or foreign government, any subdivision, agency, commission or authority thereof or any quasi-governmental body exercising tax regulatory authority.

1.51                        “Territory” means the General Territory and AAID-Specific Territory, as those terms are defined in the Original Agreement.

1.52                        “Third Party” shall mean any Person other than Napo, Glenmark and their respective Affiliates.

1.53                        “Third Party Claim” has the meaning assigned to such term in Section 7.1

1.54                        “Third Party Consideration” means any consideration or Third-Party Payment, in any form, received by Napo from any Third Party to whom Napo grants a license or sublicense, or with whom Napo partners (e.g., via a collaboration, joint venture or distribution or similar arrangement) in respect of, or sells or otherwise transfers any of the Transferred Assets, including the following:

(a)                                 any upfront payment, development, regulatory, commercialization or other milestone or deferred payment, royalty, profit share, sales proceeds, license maintenance fee, or the like, net of customary trade discounts and all applicable taxes and tariffs;

(b)                                 all payments for Inventory from such Third Party that are in excess of Napo’s cost for such Inventory;

(c)                                  all payments for the reimbursement of research and development costs incurred by Napo (or on behalf of Napo) that are in excess of Napo’s costs to perform such research and development, calculated based on an FTE rate of $280,000 per FTE (the equivalent of a full-time employee or consultant performing such activities, measured on the basis of two thousand (2000) hours per year) plus out-of-pocket expenses for materials and subcontractors to perform any such research and development activities;

(d)                                 the fair market value (such fair market value to be determined in good faith by Board of Directors of Napo or at the option of Glenmark, by an independent reputable valuation expert chosen by both Parties (and paid for by Glenmark) of any equity securities of a Third Party issued to Napo that exceeds any amount paid by Napo for such securities;

(e)                                  the amount by which any amount paid by a Third Party to Napo for equity securities in Napo, issued or transferred to such Third Party, exceeds the fair market value (such fair market value to be determined in good faith by Board of Directors of Napo or at the option of Glenmark, by an independent reputable valuation expert chosen by both Parties (and paid for by Glenmark) of such equity securities; and

(f)                                   amounts payable or paid to Napo in connection with a noncompetition agreement or any employment, consulting, licensing, supply, or other agreement, to the extent that such amounts payable or paid are greater than what would customarily be paid on an arm’s-length basis to an employee, consultant, licensee, or supplier, or the like;

provided, that the following shall be excluded from Third Party Consideration:

(a)                   reimbursement for patent prosecution and/or maintenance expenses related directly to the Licensed IP or any Licensed Product to cover Napo’s or its Affiliates’ actual, out-of-pocket expenses for the same;

(b)                   any revenue received by Napo and/or its Affiliates from the bona fide sale of any Licensed Product by Napo or such Affiliates directly to the wholesale or retail market in circumstances where Napo or such Affiliates are themselves (including, for clarity, through the use of Third Party contractors) directly commercializing the relevant Licensed Product or Veterinary Product to the wholesale or retail market for their own account in the country in which such sales occur;

(c)                    any revenue received by Napo and/or its Affiliates for any license, sublicense or sales of a Licensed Product or Veterinary Product to any not-for-profit organization, any non-governmental organization, or any social enterprise (i) to allow bona fide research and development related to a Licensed Product, or (ii) to allow the distribution by such not-for-profit organization, non-governmental organization, or social enterprise of a Licensed Product to under-served populations or populations in resource-constrained areas, unless such revenue is in excess of Napo’s COGS for such Licensed Product; and,

(d)                   any amount received by Napo and/or its Affiliates paid by a Third Party to Napo for equity securities in Napo, issued or transferred to such Third Party, at the fair market value of such equity securities (such fair market value to be determined in good faith by the Board of Directors of Napo or, at the option of Glenmark, by an independent reputable valuation expert chosen by both Parties and paid for by Glenmark).

1.55                        “Third Party Payments” means all payments, up-front fees or milestones (including any fees or milestones payable in installments), royalties, or other payments of whatever kind or nature payable to a Third Party in consideration for rights necessary or useful for making, having made, using, developing, importing, offering for sale, selling, distributing, marketing, promoting and otherwise exploiting the Licensed IP and/or a Licensed Product.

1.56                        “TM” means any registered trademark, service mark, logo or trade name of a Party.

1.57                        “Transfer Date” has the meaning assigned to such term in the Recitals.

1.58                        “Transfer Taxes” means all recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance, or other similar Taxes imposed or levied by reason of, in connection with or attributable to, this Agreement or the transactions contemplated hereby.

1.59                        “Transferred Assets” means all right, title and interest of Glenmark and its Affiliates in and to the following assets: (a) Transferred Information; (b) Transferred Regulatory Documentation; (c) all Batch Records, (d) the Transferred Glenmark Patents and (e) all Inventory.

1.60                        “Transferred Information” means all Information that relates to Crofelemer API, the Licensed IP and/or any Licensed Products, with such Information to be deemed the Confidential Information of Napo, after the Transfer Date.

1.61                        “Transferred Regulatory Documentation” means all Regulatory Documentation that relates to Crofelemer API, the Licensed IP and/or any Licensed Product.

1.62                        Transferred Glenmark Patents” means all Patents that claim or cover making, having made, analyzing, using, developing Crofelemer API or any Licensed Product and are Controlled by Glenmark or its Affiliates as of the Transfer Date, including those identified in Schedule 1.62.

1.63                        “Transition Coordinators” has the meaning assigned to such term in Section 3.3.

1.64                        “United States” or “U.S.” shall mean the fifty (50) states of the United States of America and the District of Columbia and the territories of the United States of America.

1.65                        “Veterinary Product” means any prescription drug containing pure Crofelemer API formulated for veterinary indications.

ARTICLE II

TERMINATION; TRANSFER TO NAPO

2.1                               Termination of All Prior Agreements; Reversion of All Licenses and Rights.

(a)                                 As of the Transfer Date, this Agreement supersedes the Original Agreement and all other Prior Agreements, including without limitation, the agreements listed on Schedule 1.46. Except with respect to certain definitions set forth in the Original Agreement, and specifically referred to in this Agreement, this Agreement renders null and void the Original Agreement and all other Prior Agreements; and, the Original Agreement and the other Prior Agreements shall be of no further force and effect.

(b)                                 As of the Transfer Date, all licenses granted by Napo to Glenmark under the Original Agreement to the Licensed IP, the Joint IP (to the extent of Napo’s rights therein) and Licensed Products, shall terminate immediately, and all such licenses shall revert to Napo.

(c)                                  Only certain provisions of the Original Agreement, specifically referenced in this Agreement, as, for example, the definitions of certain defined terms used in this Agreement shall be deemed to survive after the Transfer Date.

2.2                               Transfer to Napo; License Back to Glenmark

(a)                                 As of the Transfer Date, Glenmark shall assign and transfer to Napo all of Glenmark’s right, title and interest in and to (i) all Glenmark IP, (ii) all Joint IP (to the extent of Glenmark’s rights therein), and (iii) all Manufacturing IP (that is not Glenmark IP or Joint IP), including all those items listed on Schedule 1.62; provided that, except with respect to the Transferred Glenmark Patents, the assignment of all such right, title and interest is intended by the Parties to be self- executing, requiring no further action by Glenmark. Napo hereby licenses back to Glenmark a non-exclusive, royalty-free license to the Manufacturing IP strictly for the limited purpose of manufacturing and supplying Crofelemer API for Napo, and for Jaguar, or any Affiliate of Napo or Jaguar.

(b)                                 At the Transfer Date and thereafter, except as set forth in Section 2.2(a) and as set forth in the Manufacturing and Supply Agreement, Glenmark shall have no rights to the Glenmark IP, the Joint IP, the Manufacturing IP or any of the Licensed IP, including all those items listed on Schedule 1.62; and, Glenmark shall have no rights to any Licensed Product, for commercializing or for any other purpose whatsoever, anywhere in the world (including, specifically, the Glenmark Territory, as that term was defined in the Original Agreement).

(c)                                  On the Transfer Date or promptly thereafter, Glenmark shall assign and transfer to Napo all of Glenmark’s right, title and interest in and to (i) the Approved Drug Registrations granted to Glenmark for, and with respect to a Licensed Product in the countries of Ecuador, Brazil, Zimbabwe and Botswana, and (ii) any applications and/or filings, initiated by Glenmark, that are in process in other countries, seeking an Approved Drug Registration for a Licensed Product.  A list of such other countries, in which Glenmark has filed applications for an Approved Drug Registration of a Licensed Product is set forth on Schedule 2.2(c).

ARTICLE III

TRANSITION OBLIGATIONS

3.1                               Transfer of Transferred Information and Transferred Regulatory Documentation.

(a)                                 Within ninety (90) days after the Transfer Date, Glenmark shall provide to Napo all Transferred Information and Transferred Regulatory Documentation to the extent not already provided under Section 3.1(b) below.

(b)                                 Within sixty (60) days after the Transfer Date, Glenmark and Napo will have together generated a written roster of Transferred Information and Transferred Regulatory Documentation. All such Transferred Information and Transferred Regulatory Documentation shall be provided in an electronic format (where electronic format is available) readable by generally available Third-Party software by electronic mail (“Email”) or in a digital storage medium (e.g., optical disc, hard drive, flash drive, etc.), and Glenmark shall provide an electronic export of all such Information, and Regulatory Documentation, including all terminology lists used for encoding such items. To the extent any such Information and Regulatory Documentation is not available in electronic format and, if, it is not practical (in terms of efficiency or costs or time) to convert such Information and Regulatory Documentation from print copies into an electronic format, Glenmark shall further permit Napo (or its designees) to access and reproduce any such Information, and Regulatory Documentation. To the extent Applicable Laws reasonably require Napo to possess or control original copies of documents reflecting or containing Information, and Regulatory Documentation, in order to initiate, assume and/or continue development, manufacture, registration and commercialization of the Licensed IP and any Licensed Product following the Transfer Date, Glenmark agrees, upon Napo’s written request and at Napo’s cost and expense, to promptly provide, and cause its Affiliates to promptly provide, such original copies to Napo or its designee (it being understood and agreed that, so long as (and only for so long as) Glenmark is manufacturing Crofelemer API for Napo Jaguar and/or its Affiliates, Glenmark may retain copies thereof). For any cost or expense incurred by Glenmark to be reimbursed by Napo, such (i) such cost or expense must have been pre-approved by Napo, (ii) Glenmark must deliver to Napo, within thirty (30) days after incurring the cost or expense, a bona fide receipt from a Third-Party vendor setting forth such itemized cost or expense, and (iii) Napo shall reimburse such cost or expense within thirty (30) days of such delivery to Napo of the such Third-Party vendor receipt. The Parties agree to coordinate and reasonably cooperate to facilitate the transfer of Information and Regulatory Documentation as contemplated in Section 3.1(a) with the goal of providing such Information and Regulatory Documentation in an orderly and expeditious manner, and in a usable format, to facilitate Napo’s efforts to prepare for, and to continue, the development, manufacture and registration of the Licensed IP and Licensed Products from and after the Transfer Date. Any documented and itemized cost or expense incurred by Glenmark from the Transfer Date, with respect to any such request made by Napo, as described herein, shall be paid for by Napo, or reimbursed, by Napo within thirty (30) days of such cost or expense being incurred subject to submission by Glenmark of supporting documents, on a strictly pass-through basis without any mark-up by Glenmark.

(c)                                  The Parties acknowledge that, for so long as Glenmark is manufacturing Crofelemer API for Napo and/or Jaguar, Glenmark will be generating new and useful information and regulatory documentation relating to Crofelemer API. Glenmark agrees that, after the Transfer Date, it shall diligently hold for Napo, all comparable information and regulatory documentation relating to Crofelemer API generated by, or obtained by, Glenmark. Glenmark shall, at Napo’s cost and expense upon written request, provide to Napo true, complete and legible copies of all such new information, regulatory documentation (including all modifications, revisions or updates thereto) to the extent not previously provided to Napo. If Glenmark actually incurs any cost or expense to be reimbursed by Napo, then (i) such cost or expense must have been pre- approved by Napo, (ii) Glenmark must deliver to Napo, within thirty (30) days after incurring the cost or expense, a bona fide receipt from a Third Party vendor setting forth such reasonable itemized expenses and (iii) Napo shall reimburse such cost or expense within thirty (30) days of such delivery by Glenmark to Napo of the such Third Party vendor receipt.

(d)                                 From and after the Transfer Date, Napo shall own the Transferred Information and Transferred Regulatory Documentation and may use and disclose such Transferred Information and Transferred Regulatory Documentation in its sole discretion for any purpose.

3.2                               Development; Regulatory Matters; Commercialization; Publications.

(a)                                 From and after the Transfer Date, Glenmark shall have no right to have any interactions or communications with Regulatory Authorities related to the Licensed IP and/or any Licensed Product, except as and unless specifically requested by Napo in accordance with Section 3.2(d) below.

(b)                                 Within ninety (90) days after the Transfer Date, Glenmark shall provide Napo a copy of any and all material documents, information and correspondence submitted to a Regulatory Authority, prior to the Transfer Date, relating to Regulatory Documentation or filings for or in respect of the Licensed IP and/or a Licensed Product.

(c)                                  Within ninety (90) days after the Transfer Date, Glenmark shall promptly provide Napo with the originals of all material documents, information and correspondence received from a Regulatory Authority prior to the Transfer Date, related to the Licensed IP and/or a Licensed Product. In the event that, after the Transfer Date, Glenmark receives any material documents, information and correspondence from a Regulatory Authority, related to the Licensed IP and/or a Licensed Product, Glenmark shall promptly (and, in no event later than ten (10) business days after receipt by Glenmark) deliver to Napo all such material documents, information and correspondence.

(d)                                 Promptly after the Transfer Date, Glenmark shall notify in writing each of the Regulatory Authorities in the countries listed on Schedule 2.2(c) of the transfer to Napo of the Transferred Assets. After the Transfer Date, Glenmark agrees to cooperate and to assist Napo in the event that Napo must respond to questions from Regulatory Authorities concerning previous development, manufacturing, registration, and other Activities conducted by, or on behalf of, Glenmark with respect to the Licensed IP or any Licensed Product; and, Glenmark agrees to promptly provide to Napo, or its designee, such information regarding the development, manufacturing, and registration of any Licensed Product by or under authority of Glenmark as is reasonably necessary for Napo to respond to and submit information as required by Regulatory Authorities or as required by Applicable Laws in connection with Napo’s development, manufacturing and/or commercialization activities of the Licensed IP and any Licensed Product (including information regarding Glenmark’s activities that is required for Napo to complete and submit its annual report to the FDA with respect to any Licensed Product for the year in which the Transfer Date occurs). Except to the extent agreed herein between the Parties, during the first fifteen (15) months following the Transfer Date, Glenmark shall, consistent with its covenant to cooperate and actively assist Napo in the transfer of the Transferred Assets and the transition, promptly respond to any such request by Napo at no additional charge to Napo; and, thereafter, should Napo continue to require assistance from Glenmark, any documented and itemized expense incurred by Glenmark after the first fifteen (15) months from the Transfer Date, with respect to any such request made by Napo, as described herein, shall be paid for or reimbursed by Napo on a strictly pass-through basis (without any mark-up by Glenmark) within thirty (30) days of the delivery by Glenmark to Napo of the relevant invoice together with Third Party vendor receipt.

(e)                                  After the Transfer Date, Glenmark shall not publish, present publicly, or submit for written or oral publication any manuscript, abstract presentation, poster session or the like that includes Information relating to the Licensed IP or any Licensed Product.

3.3                               Transition Coordination. Within two (2) days after the Transfer Date, the Parties shall each appoint a representative (the “Transition Coordinators”) to facilitate the complete transition in a timely fashion of all Transferred Assets from Glenmark to Napo pursuant to this Agreement. The Transition Coordinators shall coordinate and facilitate communications between and among personnel of the various operational groups of the Parties involved in the transfer of the Transferred Assets. The Transition Coordinators shall meet, by telephone, internet platform or in person, to discuss the status of the transition and to attempt to amicably resolve any disagreements or miscommunications between the Parties that may arise in connection with information to be exchanged, timelines for transfer of documents or information, or the like. Such meetings shall be held at such times as is necessary to accomplish the purposes set forth in the foregoing sentence; either Transition Coordinator may by written or Email communication to the other Transition Coordinator request that a meeting be scheduled and the Transition Coordinators shall then cooperate in good faith to schedule the requested meeting. The Transition Coordinators are intended (i) to facilitate the smooth delivery by Glenmark to Napo of all Transferred Assets, (ii) to ensure the timely execution of the Manufacturing and Supply Agreement, in accordance with Section 4.7(c) below, and (iii) to serve as the primary contact and authoritative decision-making point person with respect to any and all matters arising in connection with the performance of this Agreement.

ARTICLE IV

TRANSFER OF TRANSFERRED ASSETS

4.1                               Title to Transferred Assets. Subject to Section 4.3, as of the Transfer Date, Glenmark hereby assigns, conveys, transfers and delivers to Napo, and Napo hereby acquires and accepts from Glenmark, all of Glenmark’s right, title and interest in, to and under the Transferred Assets, free and clear from all Encumbrances.

4.2                               Excluded Assets. Napo has no rights to and shall not acquire any rights to, the Excluded Assets, it being understood that Glenmark shall continue to retain its rights in and to the Excluded Assets.

4.3                               Limitations.

(a)                                 To the extent not attributable to gross negligence or willful misconduct of Napo and/or its Affiliates, Glenmark and/or its Affiliates shall retain and shall be responsible for paying, performing and discharging when due, all Glenmark’s Liabilities; provided, however, that this Section 4.3(a) shall in no way alter the scope of Napo’s indemnification obligations under ARTICLE VII herein. Napo shall not assume, nor have any responsibility for, any Liabilities of Glenmark and/or its Affiliates, including:

(i)                                     any Liabilities arising out of, or relating to, any of the Transferred Assets, on or prior to the Transfer Date;

(ii)                                  Glenmark’s and/or its Affiliates’ obligations under this Agreement; and,

(iii)                               any Liabilities of Glenmark and/or its Affiliates arising out of or related, in any way, to any of the Excluded Assets.

(b)                                 Glenmark and/or its Affiliates shall have paid in full, after November 2, 2016 and prior to the Transfer Date, all filing, prosecution, renewal and maintenance fees of all Joint IP and Glenmark IP, currently due and payable. On the Transfer Date, there shall be no balance due for any such fees. Thereafter, within thirty (30) days from the Transfer Date, Napo will reimburse Glenmark for documented payment by Glenmark of all such fees, if any, upon receipt from Glenmark of clear documentation reflecting the payments remitted after November 2, 2016.

(c)                                  Upon the terms and subject to the conditions of this Agreement, from and after the Transfer Date, Napo will be responsible for and pay, perform and/or otherwise discharge those Liabilities incurred after the Transfer Date (including any Liabilities arising in respect of Taxes imposed after the Transfer Date) directly arising out of or in connection with or directly related to the Transferred Assets or the Licensed IP, the use thereof, or the marketing or sale of the Licensed Products by or on behalf of Napo or its Affiliates; provided, that notwithstanding anything to the contrary in this Agreement, the Liabilities of Napo shall, in no event include any existing Liabilities that arose prior to the Transfer Date.

4.4                               Closing of Transfer of Transferred Assets. The closing of the transactions contemplated by Sections 4.1 through 4.3(a) will take place via electronic exchange of closing deliverables, and will be effective as of 5:00 p.m. Pacific Time on the Transfer Date.

4.5                               Closing Deliverables. On the Transfer Date, or in the case of Section 4.5(a)(vi), as promptly as reasonably practicable after the Transfer Date:

(a)                                 Glenmark shall deliver or cause to be delivered to Napo:

(i)                                     An executed copy of this Agreement;

(ii)                                  the Assignment of Transferred Glenmark Patents executed by a duly authorized representative of Glenmark;

(iii)                               the Assignment of Napo Provided Equipment executed by a duly authorized representative of Glenmark

(iv)                              a complete, accurate and exhaustive list, in the form attached as Schedule 2.2(c) of all countries in which Glenmark and/or its Affiliates have applied for regulatory approval and/or market registration, and all countries in which Glenmark and/or its Affiliates have been issued Approved Drug Registrations

(v)                                 a Certification of Officer, executed by a duly authorized officer of Glenmark, under penalty of perjury, attesting as follows: (i) that all fees and annuities due on or prior to the Transfer Date have been paid in full by Glenmark in a timely fashion and (ii) that, with respect to any item set forth on Schedule 1.62, to the extent any filings were due to be filed on or prior to the Transfer Date (including any responses to Official Actions, Notices or Requests from patent offices or taking any action necessary to maintain any such item in force), all such filings have been submitted in a timely fashion; and,

(vi)                              a copy of each letter sent from Glenmark to each Regulatory Authority, from which an approval has been sought and/or obtained, transferring to Napo ownership of each such approval or application for approval, effective as of the Transfer Date.

(b)                                 Napo shall deliver or cause to be delivered to Glenmark:

(i)                                     An executed copy of this Agreement;

(ii)                                  the Assignment of Transferred Glenmark Patents executed by a duly authorized representative of Napo; and

(iii)                               the Assignment of Napo Provided Equipment executed by a duly authorized representative of Napo

4.6                               Transfer of TM. As of the Transfer Date, Glenmark hereby transfers and assigns to Napo, any and all TM related to Crofelemer API and/or any Licensed Products.

4.7                               Consideration from Napo.

(a)                                 In consideration for the assignment and transfer of the Transferred Assets on the Transfer Date, the licenses granted by Glenmark pursuant to Section 4.6, and the assignment to Napo of Glenmark’s ownership of each regulatory approval or application for regulatory approval, Napo agrees that, in the event Napo should (i) sell, out-license, partner (via any collaboration, joint venture or similar arrangement with a Third Party), monetize or should otherwise transfer or dispose of the Transferred Assets to a Third Party, or (ii) receive revenue from the sale of Licensed Products or Veterinary Products within the Glenmark Territory, then Napo shall pay Glenmark, in cash within forty-five (45) days after receipt by Napo, twenty-five percent (25%) of such Third Party Consideration, in whatever form received until Glenmark has received a total of seven million U.S. Dollars ($7,000,000); provided, however, Glenmark understands and agrees:

(i)                                               that the term Third Party Consideration shall not include (A) any upfront payments from Elanco US Inc., a subsidiary of Eli Lilly and Company, (B) any future revenue from capital-raising transactions and/or (C) any future revenue that is expressly dedicated as product development funding.

(ii)                                            that revenue attributable to Section 4.7(a)(i)(A), (B) and/or (C) shall not be taken into account when calculating the twenty-five percent (25%) to be paid to Glenmark.

(iii)                                         that the term Third Party Consideration shall include revenue from sales of Licensed Products and/or Veterinary Products in the Glenmark Territory (including, specifically, royalties received from Elanco US Inc.).

(b)                                 As an additional consideration for the assignment and transfer of the Transferred Assets on the Transfer Date and the licenses granted by Glenmark pursuant to Section 4.6, Napo shall enter into with Glenmark a Manufacturing and Supply Agreement, for Crofelemer API, to be manufactured at either or both of Glenmark’s Ankleshwar and/or Aurangabad facilities; and

(c)                                  As a further consideration for the assignment and transfer of the Transferred Assets on the Transfer Date and the licenses granted by Glenmark pursuant to Section 4.6, Napo effective on and from the Transfer Date, transfers and assigns to Glenmark all right, title and interest in and to Napo

Provided Equipment located at Glenmark’s Ankleshwar facility; provided (i) that Glenmark accepts all of such equipment “as is” and “where is” and Napo disclaims all warranties, both express and implied with respect to such equipment. Glenmark acknowledges that given the unique utility of the five (5) columns of 45- cm diameter and the associated ultrafiltration units (the “Columns”), Glenmark hereby grants back to Napo a first right-of-access to purchase these Columns for consideration (which will be the book value of the Columns at that time or a reasonable price mutually agreed upon at that time), under any of the following circumstances: (A) in the event that Glenmark contemplates selling the Columns, (B) in the event these columns are to be decommissioned or (C) in the event Glenmark is unable or unwilling to fulfill a purchase order for Crofelemer API within six (6) months (assuming such purchase order would require full use of the Columns for at least three (3) months), in accordance with the fully-executed Manufacturing and Supply Agreement.

(d)                                 Glenmark acknowledges and agrees (i) that Napo is no longer receiving any royalties from the sale of any Licensed Product by any licensee in the Western Countries (as defined in the letter dated December 9, 2008, concerning royalties on certain net sales in Western Countries), (ii) that as of November 2, 2016, all royalties due to Glenmark from Napo have been paid in full and, (iii) that the consideration set forth in this Section 4.7 constitutes the sole consideration due to Glenmark for the Transferred Assets.

4.8                               Delivery of Physical Assets. Following the Transfer Date, by such date specified below, unless otherwise agreed to by the Parties, Glenmark and/or its Affiliates shall deliver the physical embodiments of the following Transferred Assets to Napo or its designee at Napo’s cost and expense:

(a)                                 the Transferred Regulatory Documentation (which, where applicable, may be delivered in electronic form) shall be delivered ninety (90) after the Transfer Date;

(b)                                 the Batch Records (to the extent that Napo does not already have copies of them) and the Transferred Information (which, where applicable, may be delivered in electronic form), shall be delivered within ninety (90) days after the Transfer Date; and

(c)                                  the Inventory existing as of the Transfer Date shall, at Napo’s election, (i) remain at Glenmark, to be held for Napo’s account and used in the development and manufacture of Crofelemer API, pursuant to the Manufacturing and Supply Agreement, or (ii) be delivered by Glenmark to such location(s), as directed by Napo, FCA (Incoterms 2010) at Glenmark’s facility (at Napo’s risk and expense) or FCA at any Third-Party vendor’s facility, within ninety (90) business days after the Transfer Date. All documented and itemized expenses for packing and shipping, with respect to any such request made by Napo, as described herein, shall be borne by Napo. For any cost or expense to be incurred by Glenmark for which Glenmark expects to be reimbursed by Napo, then (i) such cost or expense must have been pre-approved by Napo, (ii) Glenmark must deliver to Napo, within thirty (30) days after incurring the cost or expense, a bona fide receipt from a Third-Party vendor setting forth such itemized cost or expense and (iii) Napo shall reimburse Glenmark within thirty (30) days of the delivery by Glenmark to Napo of the relevant invoice together with Third Party vendor receipt.

Except as otherwise expressly set forth herein, the cost of delivering Transferred Assets to Napo and/or its designees shall be borne by Glenmark.

4.9                               Further Assurances.

(a)                                 Glenmark and Napo shall use commercially reasonable efforts to conduct in an expeditious manner all activities to be conducted under this Agreement. Except as provided herein, for a period of up to fifteen (15) months from the Transfer Date, at Napo’s request, Glenmark shall, and shall cause its Affiliates to, except as provided herein, at no additional cost or expense to Napo, execute and deliver such further instruments of conveyance, transfer and assignment, cooperate and assist in providing information for making and completing regulatory filings, and take such other actions as Napo may reasonably require of Glenmark to more effectively assign, convey and transfer to Napo, and perfect Napo’s interest in, the Transferred Assets as contemplated by this Agreement, including any such Transferred Assets not listed on any of the Schedules attached hereto. Without in any way limiting the foregoing, Glenmark shall use commercially reasonable efforts to cooperate with Napo and/or Napo’s designee to effect a smooth and orderly transition to Napo or Napo’s designee of the development, manufacture, and pharmacovigilance for Crofelemer API and any existing Licensed Product. At any time, and from time to time, within a period of up to eighteen (18) months from the Transfer Date, at the reasonable request of Napo, Glenmark shall and shall cause its Affiliates to, execute and deliver such instruments of transfer, conveyance, assignment and confirmation, and assumption, and provide such materials and information and take such other actions as Napo may reasonably request to perfect or evidence the transfer, conveyance, and/or assignment to Napo of the Transferred Assets (including, specifically, all the Approved Drug Registrations and all the Drug Approval Applications and/or filings for market registration), in each case in accordance with this Agreement.

(b)                                 From time to time, at the reasonable request of Glenmark, whether at or after the Transfer Date, Napo shall, and shall cause its Affiliates to, at no additional cost or expense to Glenmark, execute and deliver such further instruments of conveyance, transfer, assignment, and assumption, cooperate and assist in providing information for making and completing regulatory filings, and take such other actions as Glenmark may reasonably require in order to more effectively assign, transfer and convey to Glenmark the Napo Provided Equipment located at Glenmark’s Ankleshwar facility and to perfect or evidence the transfer, conveyance, and/or assignment to Glenmark of the Napo Provided Equipment located at Glenmark’s Ankleshwar facility, as contemplated by Section 4.7(c) of this Agreement

4.10                        Records Retention; Audits.

(a)                                 Napo shall keep (and shall ensure that its sublicensees and partners shall keep) such records as are required to determine, in a manner consistent with GAAP and this Agreement, amounts due from it to Glenmark under Section 4.7(a). All such books, records and accounts shall be retained by Napo until the later of (i) three (3) years after the end of the period to which such books, records and accounts pertain and (ii) the expiration of the applicable Tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Laws.

(b)                                 Glenmark shall have the right to have the books and records of Napo and its Affiliates inspected by an independent certified auditor selected by Glenmark (an auditor selected by Glenmark shall be submitted prior to such audit for approval to Napo, whose acceptance shall not be unreasonably delayed, conditioned, denied or withheld), to confirm payments due to it under Section 4.7(a), for a period covering not more than the preceding three (3) calendar years. Such auditor will execute a reasonable written confidentiality agreement with Napo and will disclose to Glenmark only such information directly regarding any actual discrepancies between the amounts reported or paid and the amounts payable under this Agreement. Such auditor will send a copy of its report to Napo within fifteen (15) calendar days of delivery of such report to Glenmark. Such report will include the methodology and calculations used to determine the results. Prompt adjustments shall be made by the Parties to reflect the results of such audit. Records to be available for an inspection and audit under this Section 4.10(b) shall include all relevant documents (including contracts, invoices, receipts, and all other documents and records of whatever nature) wherever stored pertaining to payments specified above. The appointed auditor shall have the right to interview selected staff and inspect and copy all relevant documents. Such right may be exercised by Glenmark only once per calendar year.

(c)                                  Glenmark shall bear the fees and expenses of such inspection, provided that, if an underpayment of more than ten percent (10%) of the payments due for any calendar year is discovered in any inspection, then Napo shall bear all fees and expenses of that inspection within thirty (30) days after receipt of a copy of the auditor’s invoice from Glenmark for same, and shall pay to Glenmark within thirty (30) days after receipt of the auditor’s report any deficiency not previously paid, plus accrued interest on the underpayment at the floating rate of 30-day LIBOR +5% (as quoted in The Wall Street Journal or its successor) on the day after the payment is due, calculated from the initial due date to the date paid in full and compounded monthly, or the maximum rate permitted by law, if less.

4.11                        Tax Withholding. If Napo is required to make a payment to Glenmark subject to a deduction of tax or withholding tax, then the sum payable by Napo (in respect of which such deduction or withholding is required to be made) shall be decreased to the extent necessary to pay such withholding tax, and the amount required to be deducted or withheld shall be remitted by Napo to the proper governmental authority in accordance with Applicable Laws, and promptly transmit to Glenmark an official tax certificate or other evidence of such withholding sufficient to enable Glenmark to claim such payments of taxes.

4.12                        Payment Method. All amounts due by Napo to Glenmark hereunder shall be paid in Dollars by wire transfer in immediately available funds to an account designated by Glenmark. Any undisputed payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall accrue interest from the date that is thirty (30)

days after the date on which payment was due at a rate equal to the floating rate of 30-day LIBOR +5% (as quoted in The Wall Street Journal or its successor) on the day after the payment is due, calculated from the initial due date to the date paid in full and compounded monthly, or the maximum rate permitted by law, if less.

4.13                        Foreign Exchange. For the purpose of computing any Third-Party Consideration in a currency other than Dollars, such Third-Party Consideration amounts thereof shall be converted into Dollars each quarter using an exchange rate that is the arithmetic average of the daily exchange rates (obtained as described below) during such quarter. Each daily exchange rate shall be obtained from The Wall Street Journal, Eastern United States Edition, or, if not so available, then as otherwise agreed by the Parties.

4.14                        Cooperation on Further Transfer of Assets and/or Payments.

(a)                                 Assets. For a period of up to twelve (12) months after the Transfer Date, if either Napo or Glenmark becomes aware that any of the Transferred Assets was not transferred to Napo on the Transfer Date (or as otherwise prescribed in this Agreement) or that any of the Excluded Assets was inadvertently transferred to Napo, it shall promptly notify the other in writing, and the Parties shall, as soon as reasonably practicable, ensure that such property is transferred, at the expense of the Party that is seeking the assets to be transferred to it. The Party that has the asset(s) to be transferred to the rightful Party shall ensure that any necessary prior third-party consent or approval has first been obtained.

(b)                                 Payments. If, on or after the Transfer Date, either Party shall receive any payments or other funds due to the other pursuant to the terms of this Agreement, then the Party receiving such funds shall promptly forward such funds to the proper Party.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

(a)                                 General Representations.         Each Party hereby represents and warrants to the other Party, as of the Transfer Date, as follows:

(b)                                 Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent such Party from performing its obligations under this Agreement.

(c)                                  This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary corporate action and do not and will not: (i) require any consent or approval of its stockholders; (ii) to such Party’s knowledge, violate any Applicable Law, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over such Party; nor (iii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which such Party is a party or by which it is bound. In particular, and without limiting the generality of the foregoing, each Party represents and warrants to the other Party that it is fully entitled to enter into the covenants, and undertake the obligations set forth herein.

(d)                                 Such Party has not sold, assigned, conveyed, pledged, encumbered, or otherwise in any way transferred to any Person, in the case of Glenmark, any of the Transferred Assets and, in the case of Napo, title to any of the Napo Provided Equipment located at Glenmark’s Ankleshwar facility.

(e)                                  Such Party is not aware of any currently filed and pending, legal or administrative proceeding of any kind or nature whatsoever against the other Party (including any pending arbitration) initiated by such Party or by any Third Party, relating to the Original Agreement or this Agreement.

(f)                                   Such Party is not relying in any manner on any statement, promise, representation or omission, whether oral or written, express or implied, made by any Person or entity, not specifically set forth in this Agreement.

(g)                                  Additional Representations and Warranties of Glenmark. In addition, Glenmark represents, warrants and covenants, as of the Transfer Date, as follows:

(h)                          Title; Rights to Transfer Transferred Assets. Glenmark has good and valid title, and owns all right, title and interest, in and to all of the Transferred Assets, free and clear of any Encumbrances, and has the right to transfer and assign (as applicable) each of the foregoing to Napo or its designee as provided in this Agreement.

(i)                              Schedules. Schedule 1. 6 sets forth the form of assignment for the Transferred Patents; Schedule 1.46 sets forth all Prior Agreements; and Schedule 4.5(a)(iii) sets forth the form of assignment for the Napo Provided Equipment, to Glenmark’s best knowledge, true, complete, and correct in all material respects;

(j)                             Compliance with Applicable Laws. To the extent that Glenmark has conducted the development, manufacture, and registration of the Licensed IP and/or any Licensed Product in the Territory, it has done so in material compliance with all applicable Regulatory Documentation and Applicable Laws. Glenmark has not received any written communication from any Regulatory Authority relating to any violation by Glenmark of any applicable Regulatory Documentation or Applicable Laws in conducting the development, and manufacture of any Licensed Product in the Territory.

(k)                          Regulatory Matters. Glenmark and/or its Affiliates have completed and filed all material reports required by the Regulatory Authorities in those countries in which they are submitting a Drug Approval Application or have received approval for a Licensed Product. Neither Glenmark nor any of its Affiliates have received written notice from a Regulatory Authority of the proposed or actual revocation, suspension, termination, cancellation or withdrawal of a previously granted approval with respect to any Licensed Product.

(l)                                     Inventory. Inventory includes, among other things, finished Crofelemer API. Glenmark and its Affiliates represent and warrant: (i) each unit of Inventory that is finished Crofelemer API, Stage A intermediate or Stage B Intermediate has been manufactured, stored, and handled materially in compliance with the then-current specifications and the information shown on the certificate of analysis provided therefor, the applicable quality agreement, and cGMP and other Applicable Laws (including that each unit has not been adulterated or misbranded); (ii) each unit of Inventory that is not Stage A intermediate, Stage B intermediate, or finished Crofelemer API has been stored and handled materially in compliance with the then-current specifications and the information shown on the certificate of analysis provided therefor, the applicable quality agreement and other Applicable Laws; and (iii) title to all items in Inventory (other than the crude plant latex which already belongs to Napo), including all units of Crofelemer API, Stage A intermediate or Stage B Intermediate shall pass to Napo, free and clear of any Encumbrances.

(m)                             No Sales, Marketing or Commercialization Activities. Glenmark represents, for itself and its Affiliates, that neither Glenmark, nor any of its Affiliates, have directly or indirectly (through any Third Party) (a) engaged in any marketing or promotion of Crofelemer API or any Licensed Product, (b) consummated any sales of Crofelemer API or any Licensed Product, (c) distributed any Crofelemer API or any Licensed Product and/or (d) executed any other commercialization plans, programs or activities with respect to Crofelemer API or any Licensed Product, in each case (a) through (d) above for any Person other than Napo or Jaguar.

5.2                                      Additional Representation and Warranty of Napo.

(a)          Title; Rights to Transfer. Napo has good and valid title, and owns all right, title and interest (assuming no Encumbrance attributable to Glenmark’s possession thereof), in and to all of the Napo Provided Equipment located at Glenmark’s Ankleshwar manufacturing facility free and clear of any Encumbrances, and has the right to transfer and assign (as applicable) the same to Glenmark or its Affiliates provided in this Agreement; and

(b)           Compliance with Applicable Laws and Obligations. On and from the Transfer Date, to the extent it relates or affects Transferred Assets, Napo shall conduct its business, in material compliance with all Applicable Laws and comply with its obligations hereunder.

5.3                                      DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, AND EXPRESSLY DISCLAIMS ANY REPRESENTATION AND WARRANTY, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE VI

CONFIDENTIALITY; PRESS RELEASE

6.1                                      Confidential Information. Except as expressly provided in this Agreement, the Parties agree that the receiving Party shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other Party hereto pursuant to the Original Agreement or this Agreement (collectively, “Confidential Information”) for a period ending on the fifth anniversary of the Transfer Date. Notwithstanding the foregoing, for purposes of this ARTICLE VI, the Parties agree that from and after the Transfer Date and continuing until the fifth anniversary of the Transfer Date, Glenmark shall treat as Confidential Information of Napo all Transferred Information and Transferred Regulatory Documentation, to the extent the same relates to the Licensed IP and/or Licensed Products, in its possession or Control, without regard to the exceptions under subsections (a) or (e) below, and shall not publish or otherwise disclose such Transferred Information or Transferred Regulatory Documentation to the extent it relates to the Licensed IP and/or Licensed Products other than as provided in Section 6.2. With respect to any information exchanged other than Transferred Information and Transferred Regulatory Documentation, Confidential Information shall not include information that, in each case as demonstrated by written documentation:

(a)                                 was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure or, as shown by written documentation, was developed by the receiving Party prior to its disclosure by the disclosing Party;

(b)                                 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)                                  became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party, or any receiving Party’s Affiliate, in breach of the Original Agreement or this Agreement;

(d)                                 was subsequently lawfully disclosed to the receiving Party by a person other than the disclosing Party, and who did not directly or indirectly receive such information from disclosing Party; or

(e)                                  is developed by the receiving Party without use of or reference to any Confidential Information disclosed by the disclosing Party.

6.2                                      Permitted Disclosures. Notwithstanding the provisions of Section 6.1, and subject to Section 6.3, each Party may use and disclose the other Party’s Confidential Information to its Affiliates, licensees, contractors and any other Third Parties, but only to the extent such use and/or disclosure is: (a) reasonably necessary to perform its obligations under this Agreement; (b) necessary to comply with Applicable Laws, including applicable court orders or other legal process; (c) made to existing or prospective acquirers or merger candidates, existing or prospective pharmaceutical collaborators, investment bankers, existing or prospective investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing, or Affiliates, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this ARTICLE VI; (d) reasonably necessary to enforce this Agreement against the other Party; or, (e) in the case of Napo, is made in connection with the development, manufacture, commercialization or other exploitation of the Licensed IP or Licensed Products anywhere in the world for any purpose. If a Party proposes to make a disclosure of Confidential Information under Section 6.2(b), to the extent it may legally do so, it will give reasonable advance notice to the disclosing Party of such disclosure and will use its good faith efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). For any other disclosures of the other Party’s Confidential Information, including to Affiliates, licensees, contractors and other Third Parties, a Party shall ensure that the recipient thereof is bound by appropriate confidentiality provisions consistent with the nature of the information disclosed and shall be ultimately liable for the conduct of all those to whom disclosure of Confidential Information is made.

6.3                                            Confidentiality Restrictions Regarding This Agreement. Each Party agrees not to disclose to any Third Party the terms of this Agreement, without the prior written consent of the other Party, except each Party may disclose the terms of this Agreement: (a) to Affiliates, licensees, contractors and any other Third Parties on a need-to-know basis, in each case under appropriate confidentiality provisions consistent with the nature of the information disclosed; (b) to the extent necessary to comply with Applicable Laws, including securities laws, regulations or guidances; provided that in the case of this clause (b) the disclosing Party shall promptly notify the other Party and (other than in the case where such disclosure is necessary, in the reasonable opinion of the disclosing Party’s legal counsel, to comply with securities laws, regulations or guidances), to the extent allowable by Applicable Laws, allow the other Party to seek, solely at its own expense, limitations on the portion of the Agreement that is required to be disclosed; (c) in the case of Napo, if made in connection with the development, manufacture, commercialization or other exploitation of the Licensed IP or Licensed Products, under appropriate confidentiality provisions consistent with the nature of the information disclosed, or (d) in the case of Napo, if made to existing or prospective acquirers or merger candidates, existing or prospective pharmaceutical collaborators, investment bankers, existing or prospective investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing, or Affiliates, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this ARTICLE VI. Notwithstanding the foregoing, if either Party desires to issue a press release to announce the execution of this Agreement, and the transfer of all the rights being transferred back to Napo hereunder, such Party must obtain the approval of the other Party prior to publication; and, thereafter, each Party may disclose to Third Parties the information contained in such press release without the need for further approval by the other Party.

ARTICLE VII

INDEMNIFICATION

7.1                                      Indemnification of Glenmark. Napo shall indemnify and hold harmless each of Glenmark, and its directors, officers, employees, and agents and the successors and assigns of any of the foregoing (the “Glenmark Indemnitees”), from and against any and all liabilities, damages, penalties, fines, costs, expenses (including, reasonable attorneys’ fees and other expenses of litigation) (“Losses”) from any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claim”) incurred by any Glenmark Indemnitee, arising from, or occurring as a result of (a) any material breach by Napo of its obligations under this Agreement, or (b) any breach of any representations, warranties or covenants by Napo under this Agreement, or (c) the gross negligence or willful misconduct of a Napo Indemnitee; except to the extent such Third Party Claims arise from and are attributable, in whole or in part, to causes described in Section 7.2 (a) through (c) or such Third Party Claims arise from and are attributable to, in whole or in part, the gross negligence or willful misconduct of a Glenmark Indemnitee.

7.2                                      Indemnification of Napo. Glenmark shall indemnify and hold harmless each of Napo, and the directors, officers, employees, and agents of Napo and the successors and assigns of any of the foregoing (the “Napo Indemnitees”), from and against any and all Losses from any Third Party Claim incurred by any Napo Indemnitee, arising from, or occurring as a result of (a) any material breach by Glenmark of its obligations under this Agreement, or (b) any breach of any representations, warranties or covenants by Glenmark under this Agreement, or (c) the gross negligence or willful misconduct of a Glenmark Indemnitee; except to the extent such Third Party Claims arise from and are attributable, in whole or in part, to causes described in Section 7.1(a) through (c) or such Third Party Claims arise from and are attributable to, in whole or in part, the gross negligence or willful misconduct of a Napo Indemnitee.

7.3                                      Limitations on Liability.

(a)                                 The provisions for indemnification under Sections 7.1 and 7.2 shall be effective only (i) for any individual claim, or series of related claims arising from the same facts and circumstances, where the Loss exceeds $50,000, and (ii) when the aggregate amount of all Losses for claims, or series of related claims arising from the same facts and circumstances, in excess of $50,000 exceeds $200,000, in which case the Napo Indemnitee or the Glenmark Indemnitee, as the case may be, shall be entitled to indemnification of the Losses in excess thereof.

(b)                                 EXCEPT WITH RESPECT TO A BREACH BY A PARTY OF ITS OBLIGATIONS UNDER ARTICLE VITO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, NEITHER NAPO NOR GLENMARK SHALL BE LIABLE TO THE OTHER OR THEIR AFFILIATES OR ANY THIRD PARTY, FOR ANY CLAIMS, DEMANDS OR SUITS FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR MULTIPLE DAMAGES, INCLUDING LOSS OF PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS OPPORTUNITY (WHETHER OR NOT FORESEEABLE AT THE TRANSFER DATE), CONNECTED WITH OR

RESULTING FROM ANY BREACH OF THIS AGREEMENT, OR ANY ACTIONS UNDERTAKEN IN CONNECTION WITH, OR RELATED HERETO.

7.4                                Indemnification Procedure.

(a)                                 Notice of Claim. A Party believing that it is entitled to indemnification under Section 7.1 or Section 7.2 (an “Indemnified Party”) shall give prompt written notification (each, an “Indemnification Claim Notice”) to the other Party (the “Indemnifying Party”) of the commencement of any Claim for which indemnification may be sought or, if earlier, upon the assertion of any such Claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party Claim as provided in this Section 7.4(a) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice). Each Indemnification Claim Notice shall contain a description of the Claim and the nature and amount of the Loss (to the extent that the nature and amount of such Loss are known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses.

(b)                                 Control of Defense. At its option, the Indemnifying Party may assume the defense of any Claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify the Indemnified Party in respect of the Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Claim any legal counsel selected by the Indemnifying Party that is reasonably acceptable to the Indemnified Party. In the event the Indemnifying Party assumes the defense of a Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Claim. Should the Indemnifying Party assume the defense of a Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of such Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the Indemnifying Party in its defense of the Claim with respect to such Indemnified Party.

(c)                                  Right to Participate in Defense. Without limiting Section 7.4(b), the Indemnified Party shall be entitled to (i) participate in, but not control, the defense of such Claim and to engage counsel of its choice for such purpose; provided, however, that such engagement shall be at the Indemnified Party’s own expense, and (ii) control its defense of such Claim and to engage counsel of its choice for such purpose, at the expense of the Indemnifying Party to the extent of a single counsel and any necessary local counsel only, if (A) the Indemnifying Party has failed to assume the defense and engage counsel in accordance with Section 7.4(b), or (B) the Indemnifying Party denies or fails to timely admit its obligation to defend the action.

(d)                                 Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Claim and that will not result in the Indemnified Party becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Claims, where the Indemnifying Party has assumed the defense of the Claim in accordance with Section 7.4(b), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of a Loss by the Indemnified Party that is reached without the written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, any Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned, or delayed.

(e)                                  Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Claim, the Indemnified Party shall reasonably cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(f)                                   Expenses. Except as, and subject to the limits, provided above (including in Section 7.4(c)), the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a quarterly basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

7.5                                      Mitigation. The Indemnified Party shall take all commercially reasonable steps to mitigate any Losses incurred by such Party upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any indemnification rights hereunder. The amount of Losses recovered by an Indemnified Party shall be reduced by (a) any amounts actually recovered by the Indemnified Party from a Third Party in connection with such claim and (b) the amount of any insurance proceeds paid to the Indemnified Party relating to such claim, in each case ((a) and (b)), in excess of the Indemnified Party’s expenses of recovery. Each Party shall use its commercially reasonable efforts to collect insurance proceeds for any Loss that is subject to indemnification under Section 7.1 or Section 7.2. If any amounts referenced in the preceding clauses (a) and (b) are received after payment of the full amount otherwise required to be paid to an Indemnified Party pursuant to this ARTICLE VII, the Indemnified Party shall repay to the Indemnifying Party promptly after such receipt, any amount that the Indemnified Party would not have had to pay pursuant to this ARTICLE VII had such amounts been received prior to such payment.

7.6                                      No Rescission.

Notwithstanding anything to the contrary contained in this Agreement, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Napo, on the one hand, or Glenmark, on the other hand, to rescind this Agreement or any of the transactions contemplated hereby.

ARTICLE VIII

DISPUTE RESOLUTION

8.1                                      Dispute Resolution. Except as otherwise provided in this Agreement, any dispute, controversy or claim arising under, out of or in connection with this Agreement, including any subsequent amendments, or the validity, enforceability, interpretation, performance or breach hereof (and including the applicability of this Article VIII to any such dispute, controversy or claim) (each a “Dispute”) shall first be presented to the Chief Executive Officer of Napo and the Chief Executive Officer of Glenmark, or their respective designees for resolution. If the Chief Executive Officer of Napo and the Chief Executive Officer of Glenmark, or their respective designees, cannot resolve the Dispute within thirty (30) days of the request to do so, either Party may, upon written notice to the other, refer such Dispute to be resolved by final, binding arbitration in accordance with the provisions of Section 8.2.

8.2                                      Arbitration.

(a)                                     The Parties agree that any Dispute that is not resolved pursuant to Section 8.1 above shall be finally settled by binding arbitration under this Section 8.2. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect, except as modified in this Agreement. The arbitration shall be conducted in the English language by a panel of three (3) arbitrators, one selected by each of the Parties and one jointly agreed to by the Parties. If the Parties are unable to agree on the third arbitrator, such arbitrator shall be selected in accordance with the AAA rules. In the event of a failure, refusal or inability of the arbitrators to act, their successors shall be appointed in accordance with the AAA.

(b)                                 With respect to any dispute to be resolved under this Section 8.2, arbitration shall be conducted on an expedited basis. The Parties and the arbitration panel shall use all reasonable efforts to complete any such arbitration within ninety (90) days from the issuance of notice of a referral of any such dispute to arbitration. The arbitration panel shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time that the Parties must expend for discovery; provided that the arbitration panel shall permit such discovery it deems necessary to permit an equitable resolution of the Dispute.

(c)                                  The arbitrators shall have no power to change the provisions of this Agreement nor to make an award of reformation. The Parties agree that the decision of the arbitration panel shall be the binding remedy between them regarding the Dispute presented to the arbitration panel. Any decision of the arbitration panel may be entered in a court of competent jurisdiction for judicial recognition of the decision and an order of enforcement. The arbitration proceedings and the decision of the arbitration panel shall not be made public without the joint consent of the Parties and each Party shall maintain the confidentiality of such proceedings and decision unless each Party otherwise agrees in writing; provided that either Party may make such disclosures as are permitted for Confidential Information of the other Party under ARTICLE VI above.

(d)                                 Unless otherwise mutually agreed upon by the Parties, the arbitration proceedings shall be conducted in the Borough of Manhattan, New York, New York. The arbitration panel shall have the right to consult experts and competent authorities with factual information or knowledge concerning the Dispute and the fees of such authorities shall be an expense of the arbitration. The arbitration panel prepare and deliver a written, reasoned opinion conferring its decision; and, the panel shall be instructed to provide in its decision either, as the arbitration panel determines to be appropriate in the circumstances, for (a) the unsuccessful Party in such arbitration to bear all expenses of such arbitration, including the reasonable attorneys’ fees and costs and expenses of the prevailing Party, or (b) all such expenses of such arbitration to be allocated between the Parties in proportion to the extent to which each such Party is deemed to have been unsuccessful, as determined by the arbitration panel.

(e)                                  The Parties hereto acknowledge that money damages are an inadequate remedy for a breach of certain terms of this Agreement, and that a Party shall be entitled to specific performance of this Agreement or injunctive relief against the breach of any such provision. Nothing in this Agreement shall limit the right of either Party to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief, that may be necessary to protect the rights or property of that Party pending resolution of a Dispute under this Section 8.2. A Party seeking such equitable or interim relief or provisional remedy in a court may do so without posting any bond (unless such bond is required by statute and the statute mandating the bond does not permit such bond to be waived) and without showing actual damages. Such action shall not be deemed a waiver of the agreement to arbitrate. For clarity, any such equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies that either Party may have under this Agreement or Applicable Laws.

ARTICLE IX

GENERAL PROVISIONS

9.1                                      Governing Law; Jurisdiction; Venue.

(a)                                 This Agreement and all questions regarding its validity or interpretation, or the breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without reference to conflicts of law principles. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

(b)                                 Subject to ARTICLE VIII above, each Party irrevocably and unconditionally consents to the exclusive jurisdiction of the arbitration tribunals and the jurisdiction of the courts of general jurisdiction of the State of New York, and the United States District Court for the Southern District of New York sitting in the Borough of Manhattan for any action, suit or proceeding concerning any matter arising out of or relating to this Agreement, and agrees not to commence any action, suit or proceeding related thereto except in such courts.

(c)                                  Subject to ARTICLE VIII above, the Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in such courts and hereby further irrevocably and unconditionally agree not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of such courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such court does not have any jurisdiction over such Party.

(d)                                 Each Party hereto further agrees that service of any process, summons, notice or document by United States registered mail or by nationally-recognized express courier, to its address and contact person for notices provided for in Section 9.6 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any of such courts.

9.2                                      Entire Agreement. This Agreement (including the Schedules and exhibits attached hereto), together with the Manufacturing and Supply Agreement when entered into by the Parties pursuant to Section 4.7(b) constitutes the entire agreement between the Parties and, as clarified in Section 2.1(a) supersedes all prior or contemporaneous agreements, understandings or representations, either written or oral between Napo and Glenmark (except as to certain definitions in the Original Agreement specifically noted herein).

9.3                                      Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by a duly authorized representative of each Party.

9.4                                      Waiver of Breach. Except as otherwise expressly provided in this Agreement, any term of this Agreement may be waived only by a written instrument executed by a representative of the Party waiving compliance. The delay or failure of either Party at any time to require performance of any provision of this Agreement shall in no manner affect such Party’s rights at a later time to enforce the same. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

9.5                                             Severability. In the event any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

9.6                                             Notices. Unless otherwise agreed by the Parties or specified in this Agreement, all communications between the Parties relating to, and all written documentation to be prepared and provided under, this Agreement shall be in the English language. Any notice required or permitted under this Agreement shall be: (a) delivered personally; (b) sent by registered or certified mail (return receipt requested and postage prepaid); (c) sent by nationally-recognized express courier service providing evidence of receipt, postage pre-paid where applicable; or (d) sent by facsimile or Email (marked as of “high importance” and a copy promptly sent by another permissible method of providing notice described in clauses (a), (b), or (c) above), to the following addresses of the Parties or such other address for a Party as may be specified by like notice:

To Napo:	To Glenmark:

Napo Pharmaceuticals, Inc.	Glenmark Pharmaceuticals, Ltd.
201 Mission Street, Ste. 2375,	Glenmark House, B D Sawant Marg, Chakala,
San Francisco, California 94105	Off Western Express Highway Andheri (E),
Attention: Lisa A. Conte	Mumbai - 400099
Facsimile: (415) 371-8311	Attention: Sr. Vice President, Legal & General Counsel
Email: lconte@jaguar.health	Facsimile: 91 22 4018 9986
Email: meera.vanjari@glenmarkpharma.com

Any such communication shall be deemed to have been received, if sent in accordance with this Section 9.6, (a) when delivered, if personally delivered or sent by facsimile or electronic mail on a business day, (b) on the business day after dispatch, if sent by nationally-recognized express courier, and (c) on the third business day following the date of mailing, if sent by registered or certified mail.

9.7                                             Assignment. Without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, conditioned, or delayed, neither Party shall sell, transfer, assign, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that either Party may assign or transfer this Agreement and all of its rights and obligations hereunder, without the consent of the other (i) to any Affiliate of such Party; or (ii) to any Third Party with which it merges or consolidates, or to which it transfers all or substantially all of its assets to which this Agreement relates if in any such event set forth in clause (i) or (ii): (A) the assigning Party (provided that it is not the surviving entity) remains jointly and severally liable with the relevant Affiliate assignee or Third Party assignee under this Agreement, and (B) the relevant

Affiliate assignee, Third Party assignee, or surviving entity assumes in writing all of the assigning Party’s obligations under this Agreement.

9.8                                      No Partnership or Joint Venture. It is expressly agreed that the Parties shall be independent contractors of one another and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

9.9                                      Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or from other countries that may be imposed upon or related to Napo or Glenmark from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Laws.

9.10                               Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable and (d) the word “promptly”, unless otherwise specified, means within two (2) business days. All references to a “business day” or “business days” in this Agreement means any day other than a day which is a Saturday, a Sunday or any day banks are authorized or required to be closed in Mumbai, India or New York, New York. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

9.11                               Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement may be executed by scanned and electronically or facsimile transmitted signatures and, if identified, legible and complete, such signatures shall be deemed to bind each Party as if they were original signatures.

9.12                               Continued Prosecution of IP. Glenmark and/or its Affiliates acknowledge and agree (a) that, after the Transfer Date, Napo shall hold all rights to the Transferred Glenmark Patents, the Glenmark IP and the Joint IP, and (b) that, the decision to pursue or not to pursue any particular patent application and/or to pursue the prosecution and/or maintenance of any particular Patent shall be Napo’s decision, in its sole discretion.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Transfer Date.

NAPO PHARMACEUTICALS, INC., a wholly-owned subsidiary of Jaguar Health, Inc.

BY:	/s/ Lisa A. Conte
NAME:	Lisa A. Conte
TITLE:	President and CEO

GLENMARK PHARMACEUTICALS, LTD.

BY:	/s/ Meera Vanjari
NAME:	Meera Vanjari
TITLE:	Senior Vice President and General Counsel-Legal

Acknowledged and agreed to, only with respect to Section 4.7:

JAGUAR HEALTH, INC.

BY:	/s/ Karen S. Wright
NAME:	Karen S. Wright
TITLE:	Chief Financial Officer

SCHEDULE 1.6

ASSIGNMENT OF TRANSFERRED GLENMARK PATENTS

THIS ASSIGNMENT OF TRANSFERRED GLENMARK PATENTS (this “Assignment”) is made and entered into as of September 22, 2017, by and between Glenmark Pharmaceuticals, Ltd., a company organized under the laws of the Republic of India (“Assignor”), and Napo Pharmaceuticals, Inc., a wholly-owned subsidiary of Jaguar Health, Inc., a Delaware corporation (“Assignee”). Capitalized terms used but not otherwise defined herein shall have the definition assigned to such terms in the Termination, Asset Transfer and Transition Agreement dated as of September 22, 2017 (the “Transfer Agreement”).

WHEREAS, Assignor and Assignee are parties to the Transfer Agreement;

WHEREAS, pursuant to the Transfer Agreement, Assignor has agreed to assign or cause to be assigned to Assignee or its designee the Transferred Glenmark Patents;

WHEREAS, the execution and delivery of this Assignment by the Assignor and Assignee is contemplated by Section 4.1 of the Transfer Agreement; and,

WHEREAS, pursuant to Section 4.3(c) of the Transfer Agreement, Assignee has agreed to pay, perform or otherwise discharge all Liabilities (as defined in the Transfer Agreement) arising, after the Transfer Date, in connection with Assignor’s acquisition of the Transferred Assets.

NOW, THEREFORE, in consideration of the mutual promises made in the Transfer Agreement herein and upon the terms and subject to the conditions set forth in the Transfer Agreement and herein, the parties hereto hereby agree as follows:

1.                                      Assignment of Patents. On the terms and conditions set forth in the Transfer Agreement, Assignor hereby assigns, conveys, transfers and delivers to Assignee all of Assignor’s right, title and interest in, to and under all of the patents and patent applications, together with all additions, divisions, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates and renewals, and any legal equivalent thereof in a foreign country, of the Transferred Glenmark Patents, set forth on Exhibit A attached hereto, and the right to claim priority from any of the foregoing under the patent laws of the United States, the International Convention, or any other international agreement or domestic laws of any and all foreign countries, and Assignee hereby accepts such assignment. The Transferred Glenmark Patents are to be held and enjoyed by Assignee, subject to determination by Assignee, in Assignee’s sole discretion, as to future prosecution of each patent in Assignee’s patent portfolio.

2.                                      Authorization. Assignor, as a registered holder of the Transferred Glenmark Patents listed on Exhibit A, hereby authorizes and requests the Commissioner or Director of Patents and Trademarks of the United States, and the official of any foreign patent office with power to do so, to issue and transfer Assignor’s right, title and interest in the relevant Transferred Glenmark Patents to Assignee, its successors and assigns, in accordance with the terms of this Assignment, or otherwise as Assignee may direct.

3.                                      Terms of the Transfer Agreement. The terms of the Transfer Agreement are incorporated herein by reference. The parties acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Transfer Agreement shall not be limited or expanded hereby, and shall not be superseded hereby, but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Transfer Agreement and the terms hereof, the terms of the Transfer Agreement shall govern.

4.                                      Assignor’s Warranties. The only representations and warranties of Assignor with respect to the Patents are set forth in that certain Certification of Officer, executed by a duly authorized officer of Assignor as of the Transfer Date, and in the Transfer Agreement. The representations and warranties, set forth in the Certification of Officer and the Transfer Agreement are the sole representations and warranties of Assignor.

5.                                      No Modification of Transfer Agreement. Nothing contained herein shall release the Assignor or Assignee from any of their respective obligations under the Transfer Agreement or in any way diminish, limit, or modify any of the representations, warranties, indemnities, covenants or agreements of such parties set forth in the Transfer Agreement. To the extent that any provision of this Assignment conflicts or is inconsistent with the terms of the Transfer Agreement, the Transfer Agreement shall govern, including with respect to the enforcement of the rights and obligations of the parties hereto.

6.                                      Assistance. Assignor, when called upon to do so by the Assignee, shall execute all documents and instruments, and shall do all lawful acts, in each case as may be reasonably necessary to perfect the title to the Transferred Glenmark Patents, and generally do everything reasonably possible to aid the Assignee, its successors, legal representatives and assigns, including execution of all necessary documents and instruments and to provide all necessary information and documents to obtain the Transferred Glenmark Patents, in all countries, at the expense of the Assignee, its successors, legal representatives and assigns.

7.                                      No Third-Party Beneficiaries. This Assignment is for the sole and exclusive benefit of the Assignor and Assignee and their respective successors and permitted assigns and nothing herein is intended or shall be construed to confer upon any party other than Assignor and Assignee and their respective successors and permitted assigns any right, remedy, or claim under or by reason of this Assignment or any term, covenant or condition hereof.

8.                                      Successors and Assigns. This Assignment shall be binding upon the parties hereto and their successors and assigns.

9.                                      Amendments. This Assignment and any of the provisions hereof may not be amended or modified except by an instrument in writing and signed by each party hereto.

10.                               Governing Law. This Assignment shall in all respects be construed in accordance with and governed by the laws of State of New York, without reference to conflict of law principles.

11.                               Severability. Any term or provision of this Assignment that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Assignment or affecting the validity or enforceability of any of the terms of provisions of this Assignment in any other jurisdiction.

12.                               Headings. The descriptive headings used in this Assignment are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Assignment.

13.                               Counterparts; Facsimile Signature. This Assignment may be executed in two separate counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. A facsimile or scanned signature to this Assignment shall have the same legal force and effect as an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment of Transferred Glenmark Patents as of the Transfer Date.

GLENMARK PHARMACEUTICALS, LTD.

By:	/s/ Meera Vanjari
Name:	Meera Vanjari
Title:	Senior Vice President and General Counsel-Legal

NAPO PHARMACEUTICALS, INC.

By:	/s/ Lisa A. Conte
Name:	Lisa A. Conte
Title:	President and CEO

SCHEDULE 1.46

Superseded Agreements Executed between Napo and Glenmark

Collaboration Agreement dated July 2, 2005

First Amendment dated October 21, 2005

Second Amendment dated October 26, 2005

Third Amendment dated May 3, 2006

Fourth Amendment dated May 30, 2006

Fifth Amendment dated December 9, 2008

Western Countries Royalty letter dated December 9, 2008

Clarification Side letter dated December 9, 2008

Settlement Agreement dated December 29, 2013

SCHEDULE 1.62

Intellectual Property

Transferred Glenmark Patents

Crofelemer Patent Portfolio Overview

	Type of application	Owner/Assignee	PCT Pub No.	Remark
A.	API Process	Glenmark + Napo	WO/2011/024049	Maintained by Glenmark (3 Countries)
		Glenmark Alone	WO/2012/101008	Maintained by Glenmark (6 countries)
B.	IR formulation	Glenmark Alone	WO/2013/093655	Maintained by Glenmark (16 Countries)

A:                         API/Process

Glenmark and Napo (WO/2011/024049)

Country	Patent/Pub No.	Status
India	IN266932	Granted
Eurasia (maintained only in Russia)	EA201290098	Granted
South Africa	ZA2012/02160	Granted

Glenmark Alone (WO/2012/101008)

Country	Patent/Pub No.	Status
India	281/MUMNP/2012	Under examination
Venezuela	2012-000073	Pending
Argentina	2012 01 00277	Published and pending
Brazil	BR 11 2013 018688 7	Published and pending

Russia	2013134704	Granted
South Africa	ZA2013/05263	Granted

B:  IR Formulation

Glenmark Alone (WO 2013/093655)

Country	Patent/Pub No.	Status
South Africa	ZA2012/07398	Granted
India	2384/MUMNP/2012	Application Awaiting Examination
Brazil	BR112014015314-0	Examination requested
Malaysia	PI 2014001798	Pending; preliminary examination cleared
Egypt	1019/2014	Examination requested
Bangladesh	P/2013/60	Pending
UAE	664/2014	Pending
Indonesia	ID201503277	Under examination
Kenya	KE/P/2014/02088	Pending
Mexico	MX/A/2014/007635	Pending
Nigeria	NG/PT/C/2014/302	Pending
Philippines	1-2014-501352	Pending
Russia	2014124981	Examination requested
Thailand	1401003321	Under examination
Venezuela	2013-000416	Published and pending
Vietnam	VN39635	Examination requested

38A

Analytical Methods

Test	Method
Content of Taspine	HPLC (anhydrous basis) (Glenmark STP RMTL.002)
Content of Crofelemer	HPLC (anhydrous basis) (Glenmark STP RMTL.002)
Chromotographic Purity	HPLC (area normalization

Test	Test Method Number
Identification:HPLC
Content of Taspine by HPLC (anhydrous basis)	IPTA006A.01 Sr. 05
Content of Crofelemer by HPLC (anhydrous basis)	IPTA006A.01 Sr. 06
Chromotographic Purity by HPLC by area normalization	IPTA006A.01 Sr. 07

Test	Test Method Number
Solubility	Glenmark FPTA006.01 Sr. 02
Identification: Retention Time on Assay	Glenmark FPTA006.01 Sr. 03
Assay (Anhydrous Basis)	Glenmark FPTA006.01 Sr. 04 HPL
Residual Solvents	Glenmark FPTA006.01 Sr. 05 GC
Taspine Related Substance	Glenmark EPTA006.01 Sr. 09 HPLC

Related Substances	Glenmark EPTA006.01 Sr. 11 HPLC
Known Related Substances	Glenmark EPTA006.01 Sr. 12 HPLC

SCHEDULE 2.2(c)

List of Countries in which Glenmark Has Received, or Is Actively Seeking, an

Approved Drug Registration for a Licensed Product

Country	Stability Zone	Filing Date	Registration Status
Switzerland	II	Aug 2013 - Complete	Application to withdraw — 09 April 2015
South Africa	II	Oct 2013 - Complete	Ongoing
Ukraine	II	Dec 2013 - Complete	Procedure Cancelled
Tanzania	IV (accepts Z.II + commitment)	Dec 2013 - Complete	Ongoing
Zimbabwe	IV (accepts Z.II + commitment)	Feb 2014 - Complete	Registered - 14 May 2015
India	IV 3m	Feb 2014 - Complete	Ongoing
Botswana	IV (accepts Z.II + commitment)	Mar 2014 - Complete	Registered - 13 Feb 2015
Brazil	IV 6m	Mar 2014 - Complete	Approved — 25 May 2015
Uganda	IV 6m	April 2014 - Complete	Review complete. GMP inspection required

Guatemala	IV 6m	May 2014 - Complete	No information received from MOH
Malaysia	IV 12m	May 2014 - Complete	Application rejected
Vietnam	IV 6m	July 2014 - Complete	Ongoing
Venezuela	IV 6m	Aug 2014 - Complete	Not approved (Fast track) *
Ecuador	IV 12m	Aug 2014 - Complete	Registered - 20 Jan 2015
Myanmar	IV 12m	Dec 2014 - Complete	Rejected-Samples with 3/4 shelf life required
Colombia	IV 12m	June 2014 - Complete	Not approved (Jan 2016)
Egypt	IV 6m + 6m Acc	Q3 FY15	Not pursued **

* Didn’t approval as medical service product (fast track), and now submit it as a new molecule.

** Salix considered the MAH in USA and a Legalized letter from Salix authorizing GPL to submit this application in Egypt could not be submitted

SCHEDULE 4.5(a)(iii)

ASSIGNMENT OF NAPO PROVIDED EQUIPMENT

THIS ASSIGNMENT OF NAPO PROVIDED EQUIPMENT (this “Assignment”) is made and entered into as of September 22, 2017, by and between Napo Pharmaceuticals, Inc., a wholly-owned subsidiary of Jaguar Health, Inc. (“Assignor”) and Glenmark Pharmaceuticals, Ltd., a company organized under the laws of the Republic of India (“Assignee”). Capitalized terms used but not otherwise defined herein shall have the definition assigned to such terms in the Termination, Asset Transfer and Transition Agreement dated as of September 22, 2017 (the “Transfer Agreement”).

WHEREAS, Assignor and Assignee are parties to the Transfer Agreement;

WHEREAS, pursuant to the Transfer Agreement, Assignor has agreed to assign or cause to be assigned to Assignee or its designee the Napo Provided Equipment;

WHEREAS, the execution and delivery of this Assignment by the Assignor and Assignee is contemplated by Section 4.7(c) of the Transfer Agreement; and,

WHEREAS, pursuant to Section 4.7(c) of the Transfer Agreement, Assignee has agreed to accept the Napo Provided Equipment “as is” and “where is” and Assignor disclaims all warranties, both express and implied with respect to such equipment.

NOW, THEREFORE, in consideration of the mutual promises made in the Transfer Agreement herein and upon the terms and subject to the conditions set forth in the Transfer Agreement and herein, the parties hereto hereby agree as follows:

14.             Assignment of Napo Provided Equipment. Subject to the terms of Section 4.7(c) of the Transfer Agreement, Assignor hereby transfers and assigns, to Assignee, Assignor’s right and title in the Napo Provided Equipment located at Glenmark’s Ankleshwar facility, identified on Exhibit A attached hereto.  Assignee hereby accepts all of such equipment “as is” and “where is” and Assignor disclaims all warranties, both express and implied with respect to such equipment.

15.             Terms of the Transfer Agreement. The terms of the Transfer Agreement are incorporated herein by reference. The parties acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Transfer Agreement shall not be limited or expanded hereby, and shall not be superseded hereby, but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Transfer Agreement and the terms hereof, the terms of the Transfer Agreement shall govern.

16.             No Modification of Transfer Agreement. Nothing contained herein shall release the Assignor or Assignee from any of their respective obligations under the Transfer Agreement or in any way diminish, limit, or modify any of the representations, warranties, indemnities, covenants or agreements of such parties set forth in the Transfer Agreement.  To the extent that any provision of this Assignment conflicts or is inconsistent with the terms of the Transfer Agreement, the Transfer Agreement shall govern, including with respect to the enforcement of the rights and obligations of the parties hereto.

17.             No Third-Party Beneficiaries.  This Assignment is for the sole and exclusive benefit of the Assignor and Assignee and their respective successors and permitted assigns and nothing herein is intended or shall be construed to confer upon any party other than Assignor and Assignee and their respective successors and permitted assigns any right, remedy, or claim under or by reason of this Assignment or any term, covenant or condition hereof.

18.             Successors and Assigns. This Assignment shall be binding upon the parties hereto and their successors and assigns.

19.             Amendments.  This Assignment and any of the provisions hereof may not be amended or modified except by an instrument in writing, signed by each party hereto.

20.             Governing Law. This Assignment shall in all respects be construed in accordance with and governed by Article VIII and Section 9.1 of the Transfer Agreement.

21.             Severability. Any term or provision of this Assignment that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Assignment or affecting the validity or enforceability of any of the terms of provisions of this Assignment in any other jurisdiction.

22.             Headings. The descriptive headings used in this Assignment are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Assignment.

23.             Counterparts; Facsimile Signature. This Assignment may be executed in two separate counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. A facsimile or scanned signature to this Assignment shall have the same legal force and effect as an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment of Napo Provided Equipment as of the Transfer Date.

GLENMARK PHARMACEUTICALS, LTD.

By:	/s/ Meera Vanjari

Name:	Meera Vanjari

Title:	Senior Vice President and General Counsel-Legal

NAPO PHARMACEUTICALS, INC.

By:	/s/ Lisa A. Conte

Name:	Lisa A. Conte

Title:	President and CEO

Exhibit 4.5(a)(v)

CERTIFICATION OF OFFICER

The undersigned, in his or her capacity as an officer of Glenmark Pharmaceuticals, Ltd. (“Glenmark”), does hereby certifies and attests, to the following:

1.              that Glenmark and Napo Pharmaceuticals, Inc. (“Napo”) have entered into a Termination, Asset Transfer and Transition Agreement dated of even date herewith (the “Transfer Agreement”), to effect the assignment and transfer from Glenmark to Napo, of, among other assets, the Transferred Glenmark Patents;

2.              that with respect to each of the Transferred Glenmark Patents:

A.            all fees and annuities due on or prior to the Transfer Date, have been paid in full by Glenmark in a timely fashion; and

B.            to the extent any filings were due to be filed, on or prior to the Transfer Date (including any responses to Official Actions, Notices or Requests from patent offices or taking any action necessary to maintain any such item in force), all such filings have been submitted in a timely fashion.

3.              that all capitalized terms used in this Certification, but not otherwise defined herein, shall have the meanings ascribed to them in the Transfer Agreement.

4.              that the undersigned is a duly elected, or appointed, officer of Glenmark and is duly authorized to act on behalf of Glenmark in executing this Certification.

IN WITNESS WHEREOF, I have set my hand hereto as of the 22nd day of September 2017

Signature:	/s/ Meera Vanjari

Print Name:	Meera Vanjari

Print Officer Title:	Senior Vice President and General Counsel-Legal